Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

First Quarter 2010 Earnings

May 3, 2010, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended March 31, 2010. Total revenue for the three months ended March 31, 2010 (“2010 Quarter”) increased 10.0% to $43,648,000 compared to $39,689,000 for the three months ended March 31, 2009 (“2009 Quarter”). Operating income, which is net income available to common stockholders before income attributable to the noncontrolling interest and preferred stock dividends, increased 8.9% to $12,574,000 for the 2010 Quarter compared to $11,550,000 for the 2009 Quarter. Net income available to common stockholders was $6,768,000, or $0.37 per diluted share, for the 2010 Quarter compared to net income available to common stockholders of $5,956,000, or $0.33 per diluted share, for the 2009 Quarter.

Same property revenue for the total portfolio increased 8.6% for the 2010 Quarter compared to the 2009 Quarter and same property operating income increased 4.2%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting quarters. Same property operating income in the shopping center portfolio increased 7.3% for the 2010 Quarter compared to the 2009 Quarter. The primary cause of this increase was the collection of rents and other past due charges from a former anchor tenant. Excluding this one-time revenue, same property shopping center operating income declined 1.3% from the prior year. Same property operating income in the office portfolio decreased 5.7% for the 2010 Quarter compared to the 2009 Quarter primarily due to a decrease in lease termination fees.

As of March 31, 2010, 91.6% of the operating portfolio was leased compared to 92.9% at March 31, 2009. On a same property basis, 92.7% of the portfolio was leased, compared to the prior year level of 93.3%. The 2010 leasing percentages decreased due to a net decrease of approximately 52,000 square feet of leased space, of which approximately 30,000 square feet was attributable to Avenel Business Park.

www.SaulCenters.com

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 7.1% to $15,862,000 in the 2010 Quarter compared to $14,806,000 for the 2009 Quarter. On a diluted per share basis, FFO available to common shareholders increased 4.7% to $0.67 per share for the 2010 Quarter compared to $0.64 per share for the 2009 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains from property dispositions and extraordinary items. FFO increased in the 2010 Quarter primarily due to the collection of rents and other past due charges from a former anchor tenant ($1,939,000 or $0.08 per diluted share) offset in part by a decline in property operating income largely due to snow removal expense, net of tenant recoveries, from severe winter storms impacting the Mid-Atlantic region primarily in February 2010 (approximately $1,200,000 or $0.05 per diluted share).

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 52 community and neighborhood shopping center and office properties totaling approximately 8.4 million square feet of leasable area. Over 80% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider

(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Real estate investments
Land	$223,286	$223,193
Buildings and equipment	742,471	740,442
Construction in progress	165,400	147,589

	1,131,157	1,111,224
Accumulated depreciation	(282,271)	(276,310)

	848,886	834,914
Cash and cash equivalents	19,432	20,607
Accounts receivable and accrued income, net	38,599	37,503
Deferred leasing costs, net	15,191	15,609
Prepaid expenses, net	2,532	3,096
Deferred debt costs, net	7,291	7,537
Other assets	8,454	6,308

Total assets	$940,385	$925,574

Liabilities
Mortgage notes payable	$572,236	$576,069
Construction loans payable	71,760	60,737
Dividends and distributions payable	12,260	12,220
Accounts payable, accrued expenses and other liabilities	26,923	23,395
Deferred income	26,952	27,090

Total liabilities	710,131	699,511

Stockholders’ equity
Preferred stock	179,328	179,328
Common stock	181	180
Additional paid-in capital	173,239	169,363
Accumulated deficit	(123,925)	(124,167)

Total Saul Centers, Inc. stockholders’ equity	228,823	224,704
Noncontrolling interest	1,431	1,359

Total stockholders’ equity	230,254	226,063

Total liabilities and stockholders’ equity	$940,385	$925,574

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
Revenue
Base rent	$31,695	$30,665
Expense recoveries	8,727	7,580
Percentage rent	358	233
Other	2,868	1,211

Total revenue	43,648	39,689

Operating expenses
Property operating expenses	7,679	5,370
Provision for credit losses	197	327
Real estate taxes	4,685	4,416
Interest expense and amortization of deferred debt costs	8,591	8,196
Depreciation and amortization of deferred leasing costs	7,073	7,041
General and administrative	2,849	2,789

Total operating expenses	31,074	28,139

Net income	12,574	11,550
Income attributable to the noncontrolling interest	(2,021)	(1,809)

Net income attributable to Saul Centers, Inc.	10,553	9,741
Preferred dividends	(3,785)	(3,785)

Net income available to common stockholders	$6,768	$5,956

Per share net income available to common stockholders :
Diluted	$0.37	$0.33

Weighted average common stock :
Common stock	18,084	17,870
Effect of dilutive options	82	30

Diluted weighted average common stock	18,166	17,900

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
Reconciliation of net income to FFO available to common shareholders: (1)
Net income	$12,574	$11,550
Add: Real property depreciation and amortization	7,073	7,041

FFO	19,647	18,591
Less: Preferred dividends	(3,785)	(3,785)

FFO available to common shareholders	$15,862	$14,806

Weighted average shares :
Diluted weighted average common stock	18,166	17,900
Convertible limited partnership units	5,416	5,416

Diluted & converted weighted average shares	23,582	23,316

Per share amounts:
FFO available to common shareholders (diluted)	$0.67	$0.64

Reconciliation of net income to same property operating income:
Net income	$12,574	$11,550
Add: Interest expense and amortization of deferred debt costs	8,591	8,196
Add: Depreciation and amortization of deferred leasing costs	7,073	7,041
Add: General and administrative	2,849	2,789
Less: Interest income	—	(3)

Property operating income	31,087	29,573
Less: Acquisitions & developments	(301)	(22)

Total same property operating income	$30,786	$29,551

Total shopping centers	$24,052	$22,410
Total office properties	6,734	7,141

Total same property operating income	$30,786	$29,551

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.